Exhibit 10.100.1

Oct. 29, 2003

LINE OF CREDIT AGREEMENT

By and Between the Undersigned,

The Banque OBC-ODIER BUNGENER COURVOISIER), a French Corporation, with capital of EUR 60,000,000, headquartered in Paris (75116) , registered under SIREN 572 025 799 in Paris, at the Paris Registry of Commerce and Companies (RCS), represented by Ms. Catherine Hongnat, Assistant Director and Mr. Rodolphe de Kesling, Assistant Director, duly approved for the purposes hereunder,

Hereinafter the Bank, and

The INTER PARFUMS company, a French Corporation, with capital of EUR 12, 644, 952, headquartered in Paris (8th arrondissement) at 4, rond point des Champs Elysées, and registered under SIREN 350 219 382 in Paris, at the Paris Registry of Commerce and Companies (RCS), represented by Philippe Benacin, duly authorized for the purposes herein in his capacity as Chairman of the Board,

Hereinafter the Client,

which agree to the following:

ARTICLE 1 - LINE OF CREDIT

At the request of the Client, the Bank extends a credit line in the amount of 10, 000, 000 (Ten million euros) to the Client, which accepts it, to bridge the acquisitions of companies to occur within the framework of an external growth plan.

This line of credit may be used by drawdown to an account especially opened for this purpose in the name of the client with the Bank, said account being expressly excluded from the checking account the client has with the Bank. This special account is a straightforward accounting instrument and shall not give rise to the legal effects relating to checking accounts.

ARTICLE 2 - CREDIT LINE TERM AND PAY OFF

This line of credit may be used, as needed by the Client, for a period of six (6) months as of execution of the agreement. The amounts used hereunder shall be repaid no later than six (6) months after expiration of term.

ARTICLE 3 - PRE-TERM WAIVER

The Client may waive [its rights to] the loan, in part or in full, for a minimum amount of 2,000, 000 (Two million euros) unless there is a balance, without incurring a penalty.

These waivers shall be final and the Client may not request to use the loan for another purpose.

ARTICLE 4 - INTEREST - APR

Interest on the amounts the Client actually owes the Bank shall be computed at the Average Monthly Rate of the Open Market which, for the month of August 2003, was 2.11806 % per annum, plus 0.80% per annum, or 2.91806% per annum, this rate varying based on the reference rate.

Interest shall be deducted at the end of each business quarter.

Apart from interest, the Client shall owe the Bank a confirmation commission that is deductible quarterly and in advance at the rate of 0.20% per year on the amount of credit authorized until the drawdown term expires.

In the event the credit line is partially or fully waived, the Bank shall retain the confirmation credit paid it.

The Bank shall deduct the amounts due by the Client under the credit line agreement from the Client's account. The Client agrees to duly deposit funds therein for this purpose.

Any amount unpaid at due date shall give rise to interest at the rates agreed to hereunder plus an additional 2% per annum. The interest shall itself give rise to interest at the same rate, as long as the interest due is for an entire year.

The annualized percentage rate of this credit line in terms of the Monetary and Financial Code (formerly Law 93-049 of July 26, 1993) may not be determined due to the financing methods of the latter.

However, to comply with the provisions of the aforementioned law, and given the amount and term agreed to, all the interest, fees and commissions that shall be due to the Bank come out at a rate of 3.11806% per annum.

Consequently, the annualized percentage rate for the line of credit in terms of the previously mentioned provisions and, determined according to them, is estimated to be 3.1547% a year.

The rate does not take into account:

- various compensation amounts, late interest or other amounts stipulated below arising from these presents in the event of non-performance of same by the Client, these expenses being due and becoming payable by the sole fact and fault of the Client,

- NEW CIRCUMSTANCES

The present agreement is entered into on the basis of current regulations, particularly ones that concern prudential ratios and mandatory reserve coefficients.

Should a law, new regulation, or modification of current regulatory or tax provisions come into effect that modify the financial terms of said transaction, to the detriment of the Bank, the Bank shall notify the Client and shall propose an increase in the rate of interest on the loan in order to reestablish the initial economics of the contractual relationship.

Should the Bank and Client not reach an agreement within 60 days following notification of new terms to be applied to the loan, it shall become legally payable.

ARTICLE 5 - EXPENSES BORNE BY THE CLIENT

The Client agrees to bear the following expenses:

- Any and all expenses, commissions, fees, even if non-taxable, arising under this agreement and its amendment, such as any legal action the Bank might have to take.

- Any and all, present or future, taxes and levies payable with respect to this loan and subsequent loans.

- And, in general, any and all amounts the Bank might have to pay in fines under the loan agreement.

ARTICLE 6 - COMPULSORY PRE-PAYMENT

The Bank shall be legally entitled to the total amount due by the Client under this credit line agreement, without having to comply with any judicial formality, ten days following notification of same by registered letter with a return receipt request, sent by either by a bailiff, or the Bank, at its sole discretion, in one or more of the following cases:

a) in the event of receivership or court-supervised liquidation of the Client,

b) in the event the Client has not paid the interest and commissions on the present credit line, notwithstanding any partial payment made, even after notification,

c) dissolution or out-of-court liquidation by the Client,

d) breach of any of the obligations arising hereunder.

e) use of credit line for purposes other than the Client's corporate purpose,

f) inexact statements made under the terms of this agreement,

g) total cessation or noticeable diminution in the Client's business activities arising or not arising from the contribution of a company including merger or spin-off,

h) exclusion by the Bank de France of the Client's signature,

i) deterioration of its Banque de France rating,

j) and appointment of a temporary receiver or in the event the Client is party to an out-of-court settlement.

The Bank is entitled to make use of the payment clauses in this contract at any time without the non-exercise of such rights implying their waiver by the Bank.

SHAREHOLDERS OF REFERENCE CLAUSE

The Bank states that the entity and the solvency of the majority shareholder in the Client, the Madar and Benacin families, is one of the essential, determinant conditions in extending and keeping the line of credit.

In the event the Madar and Benacin families ceased owning a 50% stake in the capital of the Client, either directly or indirectly, the Client must so inform the Bank within eight days by registered letter with return receipt request.

The Bank, at its sole discretion, is then entitled to demand full and immediate payment of the loan within fifteen days as of receipt of this information.

Should the Client fail to inform the Bank of changes in its equity ownership, the full amount of the loan shall be legally payable as of the day of said change with all the consequences arising from early term of the loan.

ARTICLE 7 NOTIFICATION TO THE BANK

For as long as the Client remains indebted under the provisions of this agreement, it must:

1) Remit to the Bank, according to the terms prescribed by law and by-laws, duly certified copies of the annual financial statements, income statement and appendix, minutes of its ordinary and extraordinary shareholder meetings and half-year statement at the latest on September 30 of every year, as soon as these documents are drawn up and

2) Inform the Bank within a maximum of fifteen days of any facts that might have a serious impact on the value of its assets and that might significantly increase the volume of its commitments.

3) Keep the Bank informed by providing it with all the required written documents of any changes in by-laws fifteen days from the decision or drawing up of the document.

4) Inform the Bank of any fact that might have a significant impact on the Client financial situation.

ARTICLE 8 - MISCELLANEOUS PROVISIONS:

The Paris Tribunal de Commerce is solely competent for any dispute arising under this agreement and its amendments, regardless of whom the respondent is.

For the execution of these presents and any subsequent ones, the parties select their respective corporate headquarters as their domiciles, as indicated at the beginning of this agreement.

Executed in Paris, on 10/20/2003

in two copies

Mandatory handwritten sentence: The signer must insert the following sentence in his/her own handwriting above the signature on this agreement.

"Read and approved, for a loan up to 10, 000, 000 (ten million euros) in the aforementioned terms".

Signature of the Bank

(Illegible Signature)
Catherine Hongnat
Assistant Director

Rodolphe de Kesling
Assistant Director

BANQUE OBC-ODIER BUNGENER COURVOISIER
member of the (Illegible) ABN-AMRO
S.A. with Capital of 60,000,000 EUROS
57, Avenue d'I a - 75116 Paris